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                                                                    Exhibit   11
                                                                             ---
                              MEASUREX CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                        Fiscal years 1995, 1994 and 1993
                  (Amounts in thousands except per share data)


                                                        1996      1995      1994
                                                       -------   -------   -------
Primary:
     Average shares outstanding                         15,945    16,176    17,953
     Net effect of dilutive stock options and
      warrants based on treasury stock
      method using average market price                    499       711       236
                                                       -------   -------   -------
     Average common and common
      equivalent shares outstanding                     16,444    16,887    18,189
                                                       =======   =======   =======

     Income before cumulative effect of
      accounting change                                $36,953   $26,946   $ 5,583
                                                       =======   =======   =======
     Net income                                        $36,953   $26,946   $ 6,107
                                                       =======   =======   =======

     Income per share before cumulative effect of
      accounting change                                $  2.25   $  1.60   $  0.31
                                                       =======   =======   =======
      Net income per share                             $  2.25   $  1.60   $  0.34
                                                       =======   =======   =======

Fully diluted:

     Average shares outstanding                         15,945    16,176    17,953
     Net effect of dilutive stock options and
      warrants based on treasury stock
      method using quarter-end market
      price or average market price when
      greater than quarter-end market price                509       753       270
                                                       -------   -------   -------
     Average common and common
      equivalent shares outstanding                     16,454    16,929    18,223
                                                       =======   =======   =======

     Income before cumulative effect of
      accounting change                                $36,953   $26,946   $ 5,583
                                                       =======   =======   =======
     Net income                                        $36,953   $26,946   $ 6,107
                                                       =======   =======   =======

     Income per share before cumulative effect of
      accounting change                                $  2.25   $  1.59   $  0.31
                                                       =======   =======   =======
     Net income per share                              $  2.25   $  1.59   $  0.34
                                                       =======   =======   =======

Note A: Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share".